Exhibit 99.3

Dear Amber Road team members,

I am writing to share with you that Amber Road has entered into a definitive agreement to be acquired by E2open, LLC, a leading provider of supply chain management solutions and a portfolio company of Insight Partners. A copy of the press release announcing the merger is attached.

E2open’s cloud-based supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. Since being acquired by Insight Partners, they have done a number of acquisitions in the supply chain space to create a large company with a wide range of solutions.

The acquisition will be subject to customary closing conditions, including customary regulatory approvals. Once the transaction is complete, Amber Road will no longer be traded on the New York Stock Exchange, and we will return to being a private company, wholly-owned by E2open. The transaction will close after the satisfaction (or waiver) of all conditions.

In the interim, it is business as usual. There will be little to no impact on the day-to-day operations of the business. E2open recognizes that our team members are among our most valuable assets and are the driving force behind our success. Our primary focus remains the same – to grow the business and to provide the highest quality global trade management solutions to our customers.

We are still in the early stages of this process and there is a great deal of work ahead of us. We ask all of you to continue to remain focused on enhancing our customers’ experience. In the meantime, we will be hosting an all hands meeting as soon as practical to discuss the transaction further and answer any questions. We hope that you all will be able to join us.

As this news was just announced publicly, it will likely lead to increased interest from the media and investors. Any questions on today’s announcement should not be answered or responded to, and instead should be referred directly to Staci Mortenson (staci.mortenson@icrinc.com), who will route them appropriately. It is very important that we handle any inquiries related to today’s announcement consistently, so please do not attempt to answer questions on your own. Should there be additional questions, please reach out to your supervisor.

Most importantly, I want to thank you for your continued dedication and commitment to excellence at Amber Road. Your hard work has been recognized by AMBR’s Board of Directors as well as by our new partners at E2open. I look forward to speaking with you soon at the all-hands meeting.

Thank you,

Jim

Additional Information and Where to Find It

The offer for the outstanding shares of Amber Road, Inc. (the “Company”) referenced in this communication (the “Offer”) has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the Offer materials that will be filed with the SEC upon commencement of the Offer. At the time the Offer is commenced, Offer materials will be filed on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company at no expense to them. The Offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC. The Company’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement , including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the proposed transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for the quarterly period ended March 31, 2019, as well as the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.